Exhibit 10.49

SECOND SALE STOCK PURCHASE AGREEMENT

This Second Sale Stock Purchase Agreement is made this 4th day of November 2005, by and among (1) Cambridge Display Technology, Inc.(previously known as CDT Acquisition Corp.), a Delaware, USA corporation with its principal place of business at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, United States of America (formerly of 1209 Orange Street, Wilmington, Delaware (the “Vendor”), (2) Ulvac, Inc., a Japan corporation with its principal place of business at 2500 Hagizono, Chigasaki, Kanagawa, 253-8543, Japan, (the “Purchaser”), (3) Litrex Corporation, a Delaware, USA corporation, with its principal place of business at 6670 Owens Drive, Pleasanton, California, 94588-3355, United States of America (the “Corporation”) and (4) Cambridge Display Technology Limited, a U.K. corporation with its principal place of business at Building 2020, Cambourne Business Park, Cambridge, CB3 6DW, United Kingdom (“CDT UK”).

Background:

(A)	The parties entered into a Stock Purchase Agreement date as of August 15, 2003 (the “Stock Purchase Agreement”), and the amendment dated February 12, 2004, pursuant to which the Vendor sold 50% of the issued Common Stock to the Purchaser. Subsequent to such sale, the Corporation was operated in accordance with the provisions of the Joint Venture Agreement.

(B)	Pursuant to this Second Sale Stock Purchase Agreement, the Vendor will sell its remaining 50% of the issued Common Stock to the Purchaser who will then own 100% of the issued Common Stock of the Corporation.

(C)	The Vendor gave the Purchaser notice of exercise of the Vendor’s Put Option on September 2, 2005, which is deemed to have been received by the Purchaser on September 5, 2005 pursuant to Clause 18.13(a)(ii) of the Stock Purchase Agreement.

(D)	Pursuant to the Vendor’s Put Option as set forth in Clause 6.1 of the Stock Purchase Agreement, the Vendor agrees to sell and the Purchaser agrees to purchase the Second Sale Stock on the terms of this Agreement and the Stock Purchase Agreement (the First Sale Stock and the Second Sale Stock may be referred to as the Stock).

1.	Definitions and interpretation

The defined terms in Schedule 1 of the Stock Purchase Agreement shall apply in respect of the defined terms used and the interpretation of this Agreement.

2.	Sale and purchase of the Second Sale Stock

2.1	Pursuant to the Stock Purchase Agreement and the exercise of the Put Option by the Vendor, the parties hereby agree that the Vendor shall sell and the Purchaser shall purchase the Second Sale Stock pursuant to the terms of the Stock Purchase Agreement and this Second Sale Stock Purchase Agreement and that the Second Closing shall take place on Friday 4 November 2005.

2.2	The parties acknowledge and agree that pursuant to Clauses 10.2 and 10.3 of the Stock Purchase Agreement certain deductions shall be made from the Basic Amount of USD$14,583,000 for the Second Sale Stock and that the aggregate amount of those deductions exceed USD$4,583,000.

2.3.1	The parties acknowledge that the Stock Purchase Agreement requires that the Vendor shall deposit 50% of the maximum amount of the expense for the Exit Bonus Plan into an Escrow Account (the “Second Additional Escrow Amount”).

2.3.2	The parties acknowledge that the Litrex Retention Bonus Plan requires that the Vendor shall fund 50% of the maximum amount of the expense for this plan. This contribution, equalling USD $300,000 shall be paid by the Vendor to the Purchaser by way of decreasing the Second Sale Stock Consideration by such amount in full and final satisfaction of its obligations in relation to such plan and the Second Additional Escrow amount referred to in the Stock Purchase Agreement shall not be required. The Purchaser undertakes that the Corporation shall pay a total of USD $600,000 to the employees of the Corporation, provided that if anyone other than the individuals referred to in clause 2.3.3 leaves before April 3, 2006 (U.S. time) his entitlement shall be redistributed to the remaining qualifying employees of the Corporation at that time.

2.3.3	In the event that David Orgill and/or David Albertalli are not employed by the Corporation as of April 3, 2006 (U.S. time) the parties shall confer in good faith to adjust the expense of the Retention Bonus Plan in a way that is equitable as between the parties; and except for the possible adjustment to the Exit Bonus Plan described above, the Purchaser shall not be obligated to adjust or otherwise reimburse the Vendor for any amounts related to the reduction for the Exit Bonus Plan described herein.

2.4	Pursuant to Clause 10.6 of the Stock Purchase Agreement, the Second Sale Stock Consideration was not to be less than USD$10,000,000 and after taking into consideration the price reduction set forth in 2.3.2 of this Second Sale Stock Purchase Agreement, the parties acknowledge and agree that the total Second Sale Stock Consideration shall be USD$9,700,000.

2.5	The parties acknowledge that the Vendor made four loans to the Corporation by way of promissory notes dated (i) January 31, 2005 ($900,000), (ii) February 24, 2005 ($400,000), (iii) April 8, 2005 ($200,000), and (iv) May 4, 2005 ($500,000) and that the current aggregate outstanding balance of the promissory notes is currently USD$1,715,000, plus interest due pursuant to the terms of the promissory notes. The parties acknowledge and agree that the Corporation shall pay the aggregate outstanding balance of USD$1,715,000 (plus aforementioned interest) by wire transfer to the account designated within 30 days of the Second Closing and such payment shall completely satisfy the Corporation’s obligations with respect to such promissory notes.

2.6

The parties acknowledge and agree that at the Second Closing USD$970,000, an amount equal to 10% of the Second Sale Stock Consideration (the “Second Sale Escrow Amount”), shall be held back from the Second Sale Stock Consideration and this shall be placed in the Osborne Clarke & City-Yuwa Partners escrow account at HSBC Bristol

Westbury-on-Trym Branch, London, that currently holds the First Escrow Amount, and the parties agree to use their best efforts and to undertake all instructions from HSBC .

2.7	The parties acknowledge and agree (a) that if the USDC demands or requires the Corporation to reimburse or refund any amount granted to the Corporation by the USDC, and the Vendor is liable to reimburse such amount pursuant to clause 11.51 of the Stock Purchase Agreement, the Vendor shall pay to the USDC such amount within 14 days notice from the Corporation to the Vendor; and (b) that in addition to the purpose for the holding of the Second Sale Escrow Amount as set forth in Clause 4.12 of the Stock Purchase Agreement, the Second Sale Escrow Amount shall also be to provide security with respect to any reimbursement that the Vendor may be required to make to the USDC pursuant to (a) above; and (c) if the USDC has not confirmed in writing that no amounts are owed to it by the Corporation within 12 months of the Second Closing then, unless there have been no communications from the USDC in the previous 3 months indicating that the matter is still to be resolved (and in this regard neither the Purchaser nor the Corporation shall initiate any communication seeking any such clarification) the parties shall agree to an extension of the one year term of the second escrow for an additional appropriate period not to exceed 12 months or if earlier when the USDC has indicated that it will not seek any reimbursement from the Corporation in writing, at which time the parties shall procure the release or (if the USDC has demanded a reimbursement) the application of the Second Sale Escrow Amount.

2.8	The parties acknowledge and agree that after taking into consideration all the provisions hereof and of the Stock Purchase Agreement, the Purchaser shall pay to the Vendor the total amount of USD$9,700,000 – USD$970,000 (which amount represents the Second Sale Escrow Amount) = USD$8,730,000 which shall fulfil all of the Purchaser’s payment obligations to the Vendor for the Stock, except for with respect to monies in escrow, which shall be treated in accordance with the Stock Purchase Agreement and this Second Sale Stock Purchase Agreement.

2.9	The amount referred to in Clause 2.8 shall be paid by telegraphic wire transfer to the account nominated by the Vendor at the Second Closing, subject to the deliveries set forth in Section 3 hereof.

2.10	Each of the Vendor and the Purchaser hereby undertakes to give instructions to HSBC Bristol Westbury-on-Trym Branch, London in respect of the first Escrow Account promptly and efficiently, and in good faith to release the First Sale Escrow Amount at the Second Closing. Any costs and fees associated with establishing and operating the Escrow Account shall be borne equally by the Vendor and the Purchaser and the Vendor and the Purchaser shall indemnify Osborne Clarke and City-Yuwa accordingly. Any interest accruing on the amount held in the Escrow Account shall (unless otherwise expressly stated in this Second Sale Stock Purchase Agreement) belong to the party to which such funds are ultimately released. The parties hereto agree that no Escrow Agent (as defined in Schedule 9 of the Stock Purchase Agreement) shall be liable for any damages whatsoever to any party.

3.	Deliveries

3.1	At the Second Closing, the Vendor shall deliver the following documents to the Purchaser:

(a)	certificates representing the Second Sale Stock being transferred unless such are still held by the Purchaser pursuant to the Pledge Agreement;

(b)	a certified copy of the board resolutions of the Vendor and the Corporation approving the sale of the Second Sale Stock from the Vendor to the Purchaser;

(c)	resignations, effective as of the date of the sale, of the directors of the Corporation appointed by the Vendor; and

(d)	a receipt for the purchase price (to the extent then actually received).

4.	Termination of Certain Agreements

4.1	The parties agree that the following agreements are terminated as of the date of the Second Closing and that each party shall take all reasonably necessary steps, including the execution, delivery, stamping and filing of any documents or notices necessary and requested by any other party:

(a)	The Pledge Agreement (The Pledge Agreement is terminated in accordance with Clause 5.13 of the Stock Purchase Agreement;

(b)	The Joint Venture Agreement (subject to the survival provisions thereof); and

(c)	That certain undated Retention Bonus Plan attached hereto as Exhibit 1.

4.2	For the purposes of clause 4.1(b), the Joint Venture Agreement is terminated without prejudice to the accrued rights and remedies of the parties and any provision of the Joint Venture Agreement which is expressly or impliedly intended to continue in force including without limitation Clauses 7.2, 8, 10.2, 21.1, 21.2 and 34.

5.	Reservation of Rights

The parties acknowledge and agree that the Purchaser has not waived any rights with respect to the breach of any warranty by any other party, specifically including but without limitation, all of the warranties that are related to intellectual property and/or patents and that the Patent License Agreement entered into between the Corporation and Koninklijke Philips Electronics N.V. does not amount to a waiver of any of the Purchaser’s rights under the Stock Purchase Agreement.

6.	General

6.1	Unless expressly provided, no term of this Second Sale Stock Purchase Agreement is enforceable by, or intended to confer rights upon, any person who is not a party to it.

6.2	This Second Sale Stock Purchase Agreement shall be binding upon and ensure for the benefit of the successors in title of the parties but shall not be assignable by any party without the prior written consent of the other parties.

6.3	No purported variation of this Second Sale Stock Purchase Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

6.4	Except to the extent already performed, all the provisions of this Second Sale Stock Purchase Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding the Second Closing.

6.5	If any part of this Second Sale Stock Purchase Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, then that provision shall be deemed not to be a part of this Second Sale Stock Purchase Agreement, and it shall not affect the enforceability of the remainder of this Second Sale Stock Purchase Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

6.6	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Second Sale Stock Purchase Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

6.7	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Second Sale Stock Purchase Agreement or otherwise.

6.8	After the sale contemplated herein, the parties shall execute such documents and take such steps as each other may reasonably require to vest the full title to the Second Sale Stock in the Purchaser, and to give each other the full benefit of this Second Sale Stock Purchase Agreement. The parties agree to act at all times in the utmost good faith towards each other in respect of the matters referred to in this Second Sale Stock Purchase Agreement.

6.9	Any announcement or circular required to be made or issued by any party by law or under any securities regulations may be made or issued by that party without consent if it has first sought consent and given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched).

6.10	Each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Second Sale Stock Purchase Agreement.

6.11	Any notice to be given by a party to this Second Sale Stock Purchase Agreement shall be in writing and may be given personally or sent by fax and by prepaid registered post (airmail in the case of an address for service overseas) to the addressee at the address set opposite its name below:

Name	Address	Fax Number	Marked for the attention of
the Vendor	As above	+44 1954 713620	Stephen Chandler

the Purchaser	As above	+81-467-82-9114	Yoshio Sunaga

the Corporation	As above	1 925 225 4701	David Orgill

CDT UK	As above	+44 1954 713620	Stephen Chandler

or at such other address as the party to be served may have notified to the others as its address for service (which shall replace all previous addresses for such party for service).

(a)	Notices shall be deemed to be served:

(i)	if given personally, when delivered;

(ii)	if sent by fax when despatched if despatched during normal business hours of the recipient otherwise at the start of business on the next Business Day following despatch; or

(iii)	if served by registered post shall be deemed served 48 hours after posting to an address in the same country or five days after posting to an address outside the same country.

6.12	If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after the opening of business on the next Business Day in that country.

7.	Officer Liability

7.1	The parties agree that they shall under no circumstances be entitled to claim against officers or employees of any other party (any may only bring claims directly against the other party) save in the case of fraud or fraudulent misrepresentation on the part of such officers or employees and such officers or employees shall have the benefit of and be entitled to enforce this clause in this Second Sale Stock Purchase Agreement.

6.	Counterparts

(a)	This Second Sale Stock Purchase Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Second Sale Stock Purchase Agreement and all counterparts shall together constitute one instrument.

8.	Governing law

This Agreement and the rights and obligations of the parties shall be governed by, and construed in accordance with, the laws of California, without giving effect to the choice of law principles thereof provided.

This Agreement has been signed on the date appearing at the head of page 1.

Signed by	)
Cambridge Display Technology, Inc.	)
acting by 2 authorised signatories	)

/S/ DAVID FYFE
Name	David Fyfe
Title	Chairman and CEO

/S/ STEPHEN CHANDLER
Name	Stephen Chandler
Title	Company Secretary

Signed by	)
Ulvac, Inc.	)
acting by 2 authorised signatories	)

/S/ KYUZO NAKAMURA
Name	Kyuzo Nakamura
Title	CEO

/S/ HIDENORI SUWA
Name	Hidenori Suwa
Title	Executive Vice President

Signed by	)
Litrex Corporation	)
acting by 2 authorised signatories	)

/S/ DAVID ORGILL
Name	David Orgill
Title	President and CEO

/S/ YOSHIO SUNAGA
Name	Yoshio Sunaga
Title	Director

Signed by	)
Cambridge Display Technology Limited	)
acting by 2 authorised signatories	)

/S/ STEPHEN CHANDLER
Name	Stephen Chandler
Title	Director

/S/ MICHAEL BLACK
Name	Michael Black
Title	Director